As filed with the Securities and Exchange Commission on March 22, 2007
Registration No. 333-141462

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INFINEON TECHNOLOGIES AG
(Exact Name of Registrant as Specified in Its Charter)

Federal Republic of Germany (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

Am Campeon 1-12 D-85579 Neubiberg Federal Republic of Germany (Address of Principal Executive Offices)	Not Applicable (Zip Code)
Infineon Technologies AG
Stock Option Plan 2006
(Full Title of the Plan)
General Counsel
Infineon Technologies
North America Corp.
640 N. McCarthy Blvd.
Milpitas, California 95035
(Name and Address of Agent For Service)
866-951-9519
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price	Aggregate Offering	Registration
Title of Securities to be Registered	Registered	Per Share	Price	Fee
Ordinary Registered Shares, nominal value €2.00 per share (1)	500,000 shares	$14.71(2)	$7,355,000(2)	$225.80(3)

(1)	The American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the ordinary shares are being registered on a separate registration statement on Form F-6. Each American Depositary Share represents one ordinary share.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s American Depository Shares as reported on the New York Stock Exchange on March 15, 2007.

(3)	Previously paid.

SIGNATURES
INDEX TO EXHIBITS
Exhibit 23.1

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 1.  Incorporation of Documents by Reference.
          The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
          (a)     The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
          (b)     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.
          (c)     The description of the securities contained in the Registrant’s registration statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 2.  Description of Securities.
          Not applicable.
Item 3.  Interests of Named Experts and Counsel.
          The validity of the Ordinary Shares to be issued under the plans have been passed upon for the Registrant by Wilmer Cutler Pickering Hale and Dorr LLP.
Item 4.  Indemnification of Directors and Officers.
          The laws of Germany make no provision for indemnification of officers and directors.

          We have provided insurance for the indemnification of our directors and officers against general civil liability which they may incur in connection with their activities on behalf of our company. We will continue to provide insurance for the indemnification of our officers and directors against such liability, as well as against liabilities under the Securities Act.
Item 5.  Exemption from Registration Claimed.
          Not applicable.
Item 6.  Exhibits.
          The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 7.  Undertakings.
a.	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Neubiberg, Germany on March 22, 2007.

INFINEON TECHNOLOGIES AG
By:	/s/ Rudolf von Moreau
	Name:	Rudolf von Moreau
	Title:	Corp. Legal Counsel

By:	/s/ Horst Meyer
	Name:	Horst Meyer
	Title:	Corp. Legal Counsel

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dr. Wolfgang Ziebart	Chairman of the Management Board, President and Chief Executive Officer	*

* Peter Bauer	Member of the Management Board, Executive Vice President	*

* Prof. Dr. Hermann Eul	Member of the Management Board, Executive Vice President	*

* Peter J. Fischl	Member of the Management Board, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	*

Signature		Title	Date

*By:	/s/ Rudolf von Moreau Rudolf von Moreau	Attorney-in-Fact	March 22, 2007

INFINEON TECHNOLOGIES NORTH AMERICA CORP.		Authorized Representative in the United States	March 22, 2007

By:	/s/ Greg Bibbes Greg Bibbes General Counsel

INDEX TO EXHIBITS

Number	Description	Notes

4.1	Articles of Association of Infineon Technologies AG (English translation)	Incorporated by reference to Exhibit No. 1.1 to the annual report of Infineon Technologies AG on Form 20-F filed on November 30, 2006 (file no. 1-15000)

4.2	Amended and Restated Deposit Agreement dated as of March 31, 2005 (as amended from time to time) among Infineon Technologies AG, Deutsche Bank Trust Company Americas, as Depositary, and the Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder	Incorporated by reference to Exhibit No. 99(A) to the registration statement of Infineon Technologies AG on Form F-6 filed on March 7, 2005 (file no. 333-123389)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP	Incorporated by reference to Exhibit No. 5.1 to the registration statement of Infineon Technologies AG on Form S-8 filed on March 21, 2007 (file no. 333-141462)

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft AG	Filed herewith

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)	—

24	Power of attorney (included on the signature pages of this registration statement)	—

99.1	Infineon Technologies AG Incentive Stock Option Plan 2006	Incorporated by reference to Exhibit No. 99.1 to the registration statement of Infineon Technologies AG on Form S-8 filed on March 21, 2007 (file no. 333-141462)